Exhibit 99.1

VIRGIN MOBILE USA CONFIRMS PRELIMINARY DISCUSSIONS

WITH SK TELECOM

Warren, NJ, May 14, 2008 - Virgin Mobile USA, Inc. (NYSE: VM) confirmed today that the Company is in preliminary discussions with SK Telecom to explore possible strategic opportunities. Virgin Mobile USA said these discussions are in early stages, and there are no assurances that any transaction will result. Virgin Mobile USA will have no further comment unless a definitive agreement is reached.

About Virgin Mobile USA, Inc.

Virgin Mobile USA (NYSE: VM) offers more than five million customers control, flexibility and choice in wireless service, rich data content and innovative products without annual contracts. Voice pricing plans range from monthly options with unlimited nights and weekends to by-the-minute offers, allowing consumers to adjust how and what they pay according to their needs. Virgin Mobile USA’s smart, stylish and affordable handsets, including the Wild Card, Super Slice and Flare, are available at top retailers in more than 40,000 locations nationwide and online at http://www.virginmobileusa.com/ with Top-Up cards available at more than 140,000 locations.

J.D. Power and Associates ranked Virgin Mobile USA highest in customer satisfaction among wireless prepaid services in both 2006 and 2007, and its customers report a 90% satisfaction rate. Virgin Mobile USA contributes a portion of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless youth, and provides postage-paid return envelopes in every new phone package for customers to recycle old phones. Virgin Mobile USA’s national coverage is powered by the nationwide Sprint PCS network.

CONTACT:

Erica Bolton Investor Relations 908-607-4108 Erica.bolton@virginmobileusa.com	Jayne Wallace Corporate Communications 908-607-4014 jayne.wallace@virginmobileusa.com